Exhibit 5.1

SCOTT D. OLSON ESQ.	274 BROADWAY COSTA MESA, CA 92627 CELL 310.985.1034 FAX 310.564.1912 EMAIL SDOESQ@GMAIL.COM SKYPE SCOTTDAVIDOLSON

December 5, 2011

Local.com Corporation

7555 Irvine Center Drive

Irvine, California 92618

Ladies and Gentlemen:

I have acted as counsel to Local Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company on or about December 5, 2012 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the purpose of registering with the Commission the offer, issuance and sale of up to 1,800,000 shares (the “Shares”) of Common Stock, par value $0.00001 per share, of the Company (the “Common Stock”) issuable pursuant to the Local.com Corporation 2011 Omnibus Incentive Plan, as amended (the “Plan”).

This opinion is being delivered to you in connection with the Registration Statement.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company and all such agreements, certificates of officers or other representatives of the Company, and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof, (ii) the By-Laws of the Company, as amended to the date hereof, (iii) the Plan, (iv) certain resolutions of the Board of Directors of the Company relating to the Plan, and (v) certain resolutions of the Company’s stockholders.

As to questions of fact material to my opinion expressed herein, I have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company and/or representatives of the Company. I have made no independent investigation of the facts stated in such certificates or as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters. In rendering my opinion, I have assumed that at the time of the issuance of the Shares, such issuance s will not cause the number of then issued shares of Common Stock to exceed the number of then authorized shares of Common Stock.

I am licensed to practice law in the State of California and do not purport to be experts on, or to express any opinion herein concerning, the laws of any jurisdiction other than the laws of the State of California and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, I am of the opinion that, after (a) the Registration Statement has become effective under the Act and assuming that such effectiveness remains in effect throughout the

Local Corporation

December 5, 2012

period during which the Shares are offered, issued and sold pursuant to the Plan, (b) the Shares issued pursuant to the Plan have, if required, been duly qualified or registered, as the case may be, for offer, issuance and sale under applicable state securities laws and all applicable state securities laws are complied with, (c) all necessary action by the Board of Directors or the Nominating, Compensation and Corporate Governance Committee of the Board of Directors of the Company has been taken to authorize the offer, issuance and sale of the Shares issued pursuant to the Plan, and (d) the Shares issued pursuant to the Plan have been delivered pursuant to and in accordance with the terms of the Plan and related agreements and instruments, the Shares issued pursuant to the Plan will be duly authorized, validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is intended solely for your benefit in connection with the transactions described above and, except as provided in the immediately preceding paragraph, may not be otherwise communicated to, reproduced, filed publicly or relied upon by, any other person or entity for any other purpose without my express prior written consent. This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered as of the date hereof, and I disclaim any undertaking to advise you of changes in law or fact which may affect the continued correctness of any of my opinions as of a later date.

Sincerely,

/s/ Scott Olson, Esq.